Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Telephone: 713 651 5151 • Facsimile: 713 651 5246

July 30, 2012

Offshore Group Investment Limited

c/o Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel for Offshore Group Investment Limited, a Cayman Islands exempted company (the “Company”), Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”), and certain of their subsidiaries listed on Schedule I hereto (the “Subsidiary Guarantors”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) (i) up to $775,000,000 aggregate principal amount of the Company’s 11 1/2% Senior Secured First Lien Notes due 2015 (the “Exchange Notes”) for a like principal amount of the Company’s outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Parent and the Subsidiary Guarantors of the Outstanding Notes and the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of July 30, 2010 (the “Original Indenture”) as amended by the first supplemental indenture dated as of May 20, 2011 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of June 1, 2011 (the “Second Supplemental Indenture,”), the Third Supplemental Indenture dated as of June 29, 2011 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of April 2, 2012 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture dated as of April 20, 2012 (the “Fifth Supplemental Indenture”, and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), each among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Indenture.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the certificate of incorporation and bylaws of Vantage Deepwater Drilling, Inc., a Delaware corporation and a Subsidiary Guarantor and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Offshore Group Investment Limited

July 30, 2012

In connection with this opinion, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and (iii) the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that, when the Exchange Notes (in the form examined by us) have been duly executed by the Company, the Parent and the Subsidiary Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Parent and the Subsidiary Guarantors.

The enforceability of the Exchange Notes may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion.

The opinions expressed herein are limited exclusively to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the opinions set forth above, to the extent such opinions relate to the laws of the Cayman Islands, Hungary, Malaysia, the Marshall Islands, the Netherlands, Cyprus, Poland or Luxembourg, we have relied solely on the opinions of Maples and Calder, Reti, Artal & Partners Law Firm, Azmi & Associates, Huessen Law Firm, Ioannides Demetriou LLC, and PricewaterhouseCoopers Legal, respectively, a copy of each of which is being filed as an exhibit to the Registration Statement and such opinions are based upon and subject to the assumptions, qualifications, limitations and exclusions set forth in such opinions, which are incorporated herein by reference.

Offshore Group Investment Limited

July 30, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.

Schedule I

Name	Jurisdiction of Incorporation or Organization
Vantage Holding Hungary Kft	Hungary
Vantage Drilling Netherlands B.V.	The Netherlands
P2020 Rig Co.	Cayman Islands
P2021 Rig Co.	Cayman Islands
Emerald Driller Company	Cayman Islands
Sapphire Driller Company	Cayman Islands
Vantage Driller I Co.	Cayman Islands
Vantage Driller II Co.	Cayman Islands
Vantage Driller III Co.	Cayman Islands
Vantage Driller IV Co.	Cayman Islands
Vantage Drilling Labuan I Ltd.	Malaysia/Labuan
Vantage Drilling (Malaysia) I Sdn. Bhd.	Malaysia
Vantage Holdings Malaysia I Co.	Cayman Islands
Vantage International Management Co.	Cayman Islands
Dragonquest Holdings Company	Cayman Islands
Vantage Holdings Cyprus ODC Limited	Cyprus
Vantage Drilling Poland—Luxembourg Branch	Poland
Vantage Deepwater Company	Cayman Islands
Vantage Deepwater Drilling, Inc.	Delaware